    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 29, 1999
                                                      REGISTRATION NO. 333-44311
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                         POST EFFECTIVE AMENDMENT NO. 3

                                       TO

                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   -----------

                              LAMONTS APPAREL, INC.

             (Exact name of Registrant as specified in its charter)

          DELAWARE                         5651                  75-2076160
(State or other jurisdiction of (Primary standard industrial  (I.R.S. employer
incorporation or organization)   classification code number) identification no.)

                                   -----------

         LAMONTS APPAREL, INC.                         DEBBIE A. BROWNFIELD
        12413 WILLOWS ROAD N.E.                        LAMONTS APPAREL, INC.
       KIRKLAND, WASHINGTON 98034                    12413 WILLOWS ROAD N.E.
              (425) 814-5700                       KIRKLAND, WASHINGTON 98034
(Address, including zip code, and telephone               (425) 814-5461
number, including area code, of registrant's        (Name, address, including
      principal executive offices)               zip code, and telephone number,
                                                  including area code, of agent
                                                         for service)

                                   -----------

                                   COPIES TO:

                               HENRY LESSER, ESQ.
                         HELLER EHRMAN WHITE & MCAULIFFE
                              525 UNIVERSITY AVENUE
                            PALO ALTO, CA 94301-1900
                            TELEPHONE (650) 324-7000
                            FACSIMILE (650) 324-0638

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
       At any time and from time to time after the effectivedate of this
                            Registration Statement.

                                   -----------

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] No. 333-44311

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                   -----------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

Pursuant to Rule 462(d), this post effective amendment is filed solely for the purpose of filing additional exhibits.


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

          (a)   Exhibits.

         *2.1 Modified and Restated Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (incorporated by reference from Exhibit 99.7 of Quarterly Report on Form 10-Q of the Registrant as filed with the Commission on December 16, 1997).
         *2.2 Supplemented and Restated Disclosure Statement (As Amended) re
              Debtor's Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (incorporated by reference from Exhibit 99.8 of Quarterly Report on Form 10-Q of the Registrant as filed with the Commission on December 16, 1997).
         *3.1 Second Restated Certificate of Incorporation of the Registrant. *3.2 Amended and Restated By-laws of the Registrant (as amended through
              July 2, 1999). (incorporated by reference from Exhibit 3 (ii) of Form 8-K of the Registrant as filed with the Commission on July 6,
              1999).
         *4.1 Specimen Class A Common Stock certificate.
         *4.2 Specimen Class B Common Stock certificate.
         *4.3 Warrant Agreement dated January 31, 1998 between the Registrant and Norwest Bank Minnesota, N.A., as Warrant Agent (incorporated by reference from Exhibit 4 of the Company's Registration Statement on Form 8-A, File No. 000-15542, filed with the Commission on February 2, 1998).
         *4.4 Warrant Agreement dated January 31, 1998 between the Registrant and Specialty Investment I LLC (incorporated by reference from
              Exhibit 5 of Lamonts' Registration Statement on Form 8-A, File No. 000-15542, filed with the Commission on February 2, 1998).
         *4.5 Warrant Agreement dated January 31, 1998 between the Registrant and Gordian Group, L.P. (incorporated by reference from Exhibit
              4.6 of Lamonts' Registration Statement on Form S-8, File No. 333-45455, filed with the Commission on February 2, 1998).
         *4.6 Form of Warrant Agreement dated January 31, 1998 between
              Registrant and each of Alan R. Schlesinger, Loren R. Rothschild, Debbie A. Brownfield, E.H. Bulen and Gary Grossblatt (incorporated by reference from Exhibit 6 of Lamonts' Registration Statement on Form 8-A, File No. 000-15542, filed with the Commission on February 2, 1998).(1)
         *4.7 Rights Agreement dated January 12, 1999, between the Registrant and Norwest Bank Minnesota, N.A. (incorporated by reference from
              Exhibit 4.1 of Current Report on Form 8-K of the Registrant as filed with the Commission on January 13, 1999)
         *4.8 Certificate of Designation, Preferences and Rights of Series RP
              Preferred Stock, dated January 12, 1999 (incorporated by reference from Exhibit 4.8 of Annual Report on Form 10-K of the Registrant as filed with the Commission on April 30, 1999).
         *5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding legality of the common stock and warrants.
        *10.1 Standard Service Agreement dated February 13, 1989 between
              Frederick Atkins, Incorporated and the Registrant, as amended October 3, 1989 and February 5, 1990.
        *10.2 Intentionally omitted.
        *10.3 Form of Indemnification Agreement dated October 30, 1992 between the Registrant and each of Alan R. Schlesinger, Loren R. Rothschild and Debbie A. Brownfield (incorporated by reference from Exhibit 10.22 of Current Report on Form 8-K of the Registrant as filed with the Commission on November 13, 1992).(1)
        *10.4 Intentionally omitted.
        *10.5 Intentionally omitted.
        *10.6 Employment Agreement dated April 18, 1995 between the Registrant and Alan R. Schlesinger (incorporated by reference from Exhibit
              10.5 of Quarterly Report on Form 10-Q of the Registrant as filed with the Commission on April 21, 1995).(1)
        *10.7 Employment Agreement dated April 18, 1995 between the Registrant and Loren R.

              Rothschild (incorporated by reference from Exhibit 10.6 of Quarterly Report on Form 10-Q of the Registrant as filed with the Commission on April 21, 1995).(1)
        *10.8 License Agreement dated May 25, 1995 between the Registrant and
              Shoe Corporation of America (incorporated by reference from Exhibit 10.2 of Quarterly Report on Form 10-Q of the Registrant as filed with the Commission on June 12, 1995).
        *10.9 Computer Services Agreement dated February 1, 1996 between the
              Registrant and Infotech Corporation (incorporated by reference from Exhibit 10.37 of Quarterly Report on Form 10-Q of the Registrant as filed with the Commission on May 3, 1996).
       *10.10 Loan and Security Agreement dated June 4, 1996 between First
              National Bank of Boston and the Registrant (incorporated by reference from Exhibit 10.1 of Quarterly Report on Form 10-Q of the Registrant as filed with the Commission on June 18, 1996).
       *10.11 Depository Account Agreement dated June 4, 1996 among the
              Registrant, BankBoston and Bank of America, N.W. N.A. (d/b/a Seafirst Bank).
       *10.12 Waiver dated August 3, 1996 between First National Bank of Boston and the Registrant (incorporated by reference from Exhibit 10.1 of Quarterly Report on Form 10-Q of the Registrant as filed with the Commission on September 16, 1996).
       *10.13 First Amendment dated November 8, 1996 to Loan and Security
              Agreement dated June 4, 1996 between First National Bank of Boston and the Registrant (incorporated by reference from Exhibit 10.1 of Quarterly Report on Form 10-Q of the Registrant as filed with the Commission on December 17, 1996).
       *10.14 Amendment dated December 9, 1996 to the Credit Card Plan Agreement
              (incorporated by reference from Exhibit 10.19 of Annual Report on Form 10-K of the Registrant as filed with the Commission on May 2,
              1997).
       *10.15 Computer Services Agreement dated February 4, 1997 between the
              Registrant and Affiliated Computer Services, Inc. (incorporated by reference from Exhibit 10.25 of Annual Report on Form 10-K of the Registrant as filed with the Commission on May 2, 1997).
       *10.16 Second Amendment dated May 23, 1997 to Loan and Security Agreement dated June 4, 1996 between the Registrant and Bank Boston, N.A. (f/k/a The First National Bank of Boston) ("BankBoston") (incorporated by reference from Exhibit 10.26 of Quarterly Report on Form 10-Q of the Registrant as filed with the Commission on September 12, 1997).
       *10.17 Non-Qualified Employee Stock Option Agreement dated January 31,
              1998 between the Registrant and each of Alan R. Schlesinger, Loren
              R. Rothschild, Debbie A Brownfield, E.H. Bulen and Gary A. Grossblatt.(1)
       *10.18 Lamonts Apparel, Inc. 1998 Stock Option Plan.(1)
       *10.19 Amended and Restated Employment Agreement dated January 31, 1998 between the Registrant and Alan R. Schlesinger.(1)
       *10.20 Amended and Restated Employment Agreement dated January 31, 1998 between the Registrant and Loren R. Rothschild.(1)
       *10.21 Amended and Restated Debtor in Possession and Exit Financing Loan
              Agreement dated September 26, 1997 among the Registrant, certain financial institutions and Bank Boston, as agent (incorporated by reference from Exhibit 10.27 of Quarterly Report on Form 10-Q of the Registrant as filed with the Commission on December 16, 1997).
       *10.22 Grant of Registration Rights dated January 31, 1998 among the
              Company and the parties listed on the signature pages thereto. *10.23 Form of Indemnification Agreement dated January 31, 1998 between the Registrant and each of Alan R. Schlesinger, Loren R. Rothschild, Debbie A. Brownfield, E.H. Bulen, Gary A. Grossblatt, Paul M. Buxbaum, Stanford Springel and John J. Wiesner.(1)
       *10.24 First Amendment dated January 8, 1998, to Amended and Restated
              Debtor in Possession and Exit Financing Loan Agreement dated September 26, 1997 among the Registrant, certain financial institutions and BankBoston, as agent. (incorporated by reference from Exhibit 10.24 of Quarterly Report on Form 10-Q of the Registrant as filed with the Commission on December 16, 1998).
       *10.25 Second Amendment dated April 1, 1998, to Amended and Restated
              Debtor in Possession and Exit Financing Loan Agreement dated September 26, 1997 among the Registrant, certain financial institutions and BankBoston, as agent. (incorporated by reference from Exhibit 10.25 of Quarterly Report on Form 10-Q of the Registrant as filed with the Commission on December 16, 1998).
       *10.26 Third Amendment dated September 23, 1998, to Amended and Restated
              Debtor in Possession and Exit Financing Loan Agreement dated September 26, 1997 among the Registrant, certain financial institutions and BankBoston, as agent. (incorporated by reference from Exhibit 10.26 of Quarterly Report on Form 10-Q of the Registrant as filed with the Commission on December 16,
              1998).
       *10.27 Fourth Amendment dated April 13, 1999 to Amended and Restated
              Debtor in Possession and Exit Financing Loan Agreement dated September 26, 1997 among the Registrant, certain financial institutions and BankBoston, as agent. (incorporated by reference from Exhibit 10.19 of Annual Report on Form 10-K of the Registrant as filed with the Commission on April 30, 1999).
       *10.28 Amended and Restated Employment Agreement dated April 19, 1999 between the Registrant and Alan R. Schlesinger (incorporated by reference from Exhibit 10.11 of Annual Report on Form 10-K of the Registrant as filed with the Commission on April 30, 1999). (1)
       *10.29 Amended and Restated Employment Agreement dated April 19, 1999 between the Registrant and Loren R. Rothschild (incorporated by reference from Exhibit 10.12 of Annual Report on Form 10-K of the Registrant as filed with the Commission on April 30, 1999). (1)
       *10.30 Form of Employment Agreement dated April 19, 1999 between the
              Registrant and Debbie A. Brownfield, E.H. Bulen and Gary A. Grossblatt (incorporated by reference from Exhibit 10.20 of Annual Report on Form 10-K of the Registrant as filed with the Commission on April 30, 1999). (1)
       *10.31 Fifth Amendment dated July 9, 1999 to Amended and Restated Debtor in Possession and Exit Financing Loan Agreement dated September 26, 1997 among the Registrant, certain financial institutions and BankBoston, as agent.
       *10.32 Sixth Amendment dated July 31, 1999 to Amended and Restated Debtor in Possession and Exit Financing Loan Agreement dated September 26, 1997 among the Registrant, certain financial institutions and BankBoston, as agent.
        10.33 Seventh Amendment dated October 13, 1999 to Amended and Restated Debtor in Possession and Exit Financing Loan Agreement dated September 26, 1997 among the Registrant, certain financial institutions and BankBoston, as agent.
        *18.1 Letter re change in accounting principle (incorporated by reference from Exhibit 18.1 of Quarterly Report on Form 10-Q of the Registrant as filed with the Commission on June 15, 1999).
        *21.1 Subsidiaries of the Registrant (incorporated by reference from Exhibit 22 of Registration Statement No. 33-68720 of the Registrant, initially filed with the Commission on September 14,
              1993).
        *23.1 Consent of PricewaterhouseCoopers LLP.
        *23.2 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in their opinion filed as Exhibit 5.1).
        *23.3 Consent of Deloitte & Touche LLP
        *24.1 Power of Attorney.

     All other exhibits have been omitted since the required information is not present or not present in amounts sufficient to require submission of schedules, or because the information required is included in the financial statements and related notes.

     Where an exhibit is denoted as intentionally omitted, the agreement referred to is an exhibit no longer in effect.

-----------
*    Previously filed.

(1) Management contracts and/or compensatory plans required to be identified specifically as responsive to Item 601(b)(10)(iii)(A) of Regulation S-K.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kirkland, State of Washington, on October 27, 1999.

                                        LAMONTS APPAREL, INC.

                                        By:       /s/ Alan R. Schlesinger
                                           -------------------------------------
                                                  Alan R. Schlesinger
                                              CHAIRMAN OF THE BOARD, CHIEF
                                             EXECUTIVE OFFICER AND PRESIDENT

         Pursuant to the requirements of the Securities Act of 1933, this Registration statement has been signed below by the following persons in the capacities and on the dates indicated.

          SIGNATURE                                          TITLE                            DATE
          ---------                                          -----                            ----

  /s/ Alan R. Schlesinger *      Chairman of the Board, Chief Executive Officer,
-------------------------------  President and Director (Principal Executive
     Alan R. Schlesinger         Officer)                                            October 27, 1999

  /s/ Loren R. Rothschild *
-------------------------------
     Loren R. Rothschild         Vice Chairman of the Board and Director             October 27, 1999

                                 Executive Vice President,
 /s/ Debbie A. Brownfield *      Chief Financial Officer, Treasurer
-------------------------------  and Secretary (Principal Financial Officer
    Debbie A. Brownfield         and Principal Accounting Officer)                   October 27, 1999

   /s/ Stanford Springel *
-------------------------------
      Stanford Springel          Director                                            October 27, 1999

    /s/ Paul M. Buxbaum *
-------------------------------
       Paul M. Buxbaum           Director                                            October 27, 1999

    /s/ John J. Wiesner *
-------------------------------
       John J. Wiesner           Director                                            October 27, 1999

   /s/ Loren R. Rothschild
-------------------------------
    Loren R. Rothschild,                                                             October 27, 1999
      ATTORNEY-IN-FACT

-----------
*By Loren R. Rothschild, as Attorney-in-Fact

                                  EXHIBIT INDEX

         *2.1 Modified and Restated Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (incorporated by reference from Exhibit 99.7 of Quarterly Report on Form 10-Q of the Registrant as filed with the Commission on December 16, 1997).
         *2.2 Supplemented and Restated Disclosure Statement (As Amended) re
              Debtor's Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (incorporated by reference from Exhibit 99.8 of Quarterly Report on Form 10-Q of the Registrant as filed with the Commission on December 16, 1997).
         *3.1 Second Restated Certificate of Incorporation of the Registrant. *3.2 Amended and Restated By-laws of the Registrant (as amended through
              July 2, 1999). (incorporated by reference from Exhibit 3 (ii) of Form 8-K of the Registrant as filed with the Commission on July 6,
              1999).
         *4.1 Specimen Class A Common Stock certificate.
         *4.2 Specimen Class B Common Stock certificate.
         *4.3 Warrant Agreement dated January 31, 1998 between the Registrant and Norwest Bank Minnesota, N.A., as Warrant Agent (incorporated by reference from Exhibit 4 of the Company's Registration Statement on Form 8-A, File No. 000-15542, filed with the Commission on February 2, 1998).
         *4.4 Warrant Agreement dated January 31, 1998 between the Registrant and Specialty Investment I LLC (incorporated by reference from
              Exhibit 5 of Lamonts' Registration Statement on Form 8-A, File No. 000-15542, filed with the Commission on February 2, 1998).
         *4.5 Warrant Agreement dated January 31, 1998 between the Registrant and Gordian Group, L.P. (incorporated by reference from Exhibit
              4.6 of Lamonts' Registration Statement on Form S-8, File No. 333-45455, filed with the Commission on February 2, 1998).
         *4.6 Form of Warrant Agreement dated January 31, 1998 between
              Registrant and each of Alan R. Schlesinger, Loren R. Rothschild, Debbie A. Brownfield, E.H. Bulen and Gary Grossblatt (incorporated by reference from Exhibit 6 of Lamonts' Registration Statement on Form 8-A, File No. 000-15542, filed with the Commission on February 2, 1998).(1)
         *4.7 Rights Agreement dated January 12, 1999, between the Registrant and Norwest Bank Minnesota, N.A. (incorporated by reference from
              Exhibit 4.1 of Current Report on Form 8-K of the Registrant as filed with the Commission on January 13, 1999)
         *4.8 Certificate of Designation, Preferences and Rights of Series RP
              Preferred Stock, dated January 12, 1999 (incorporated by reference from Exhibit 4.8 of Annual Report on Form 10-K of the Registrant as filed with the Commission on April 30, 1999).
         *5.1 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding legality of the common stock and warrants.
        *10.1 Standard Service Agreement dated February 13, 1989 between
              Frederick Atkins, Incorporated and the Registrant, as amended October 3, 1989 and February 5, 1990.
        *10.2 Intentionally omitted.
        *10.3 Form of Indemnification Agreement dated October 30, 1992 between the Registrant and each of Alan R. Schlesinger, Loren R. Rothschild and Debbie A. Brownfield (incorporated by reference from Exhibit 10.22 of Current Report on Form 8-K of the Registrant as filed with the Commission on November 13, 1992).(1)
        *10.4 Intentionally omitted.
        *10.5 Intentionally omitted.
        *10.6 Employment Agreement dated April 18, 1995 between the Registrant and Alan R. Schlesinger (incorporated by reference from Exhibit
              10.5 of Quarterly Report on Form 10-Q of the Registrant as filed with the Commission on April 21, 1995).(1)
        *10.7 Employment Agreement dated April 18, 1995 between the Registrant and Loren R. Rothschild (incorporated by reference from Exhibit
              10.6 of Quarterly Report on Form 10-Q of the Registrant as filed with the Commission on April 21, 1995).(1)
        *10.8 License Agreement dated May 25, 1995 between the Registrant and
              Shoe Corporation of America (incorporated by reference from Exhibit 10.2 of Quarterly Report on Form 10-Q of the Registrant as filed with the Commission on June 12, 1995).
        *10.9 Computer Services Agreement dated February 1, 1996 between the
              Registrant and Infotech Corporation (incorporated by reference from Exhibit 10.37 of Quarterly Report on Form 10-Q of the Registrant as filed with the Commission on May 3, 1996).
       *10.10 Loan and Security Agreement dated June 4, 1996 between First
              National Bank of

              Boston and the Registrant (incorporated by reference from Exhibit
              10.1 of Quarterly Report on Form 10-Q of the Registrant as filed with the Commission on June 18, 1996).
       *10.11 Depository Account Agreement dated June 4, 1996 among the
              Registrant, BankBoston and Bank of America, N.W. N.A. (d/b/a Seafirst Bank).
       *10.12 Waiver dated August 3, 1996 between First National Bank of Boston and the Registrant (incorporated by reference from Exhibit 10.1 of Quarterly Report on Form 10-Q of the Registrant as filed with the Commission on September 16, 1996).
       *10.13 First Amendment dated November 8, 1996 to Loan and Security
              Agreement dated June 4, 1996 between First National Bank of Boston and the Registrant (incorporated by reference from Exhibit 10.1 of Quarterly Report on Form 10-Q of the Registrant as filed with the Commission on December 17, 1996).
       *10.14 Amendment dated December 9, 1996 to the Credit Card Plan Agreement
              (incorporated by reference from Exhibit 10.19 of Annual Report on Form 10-K of the Registrant as filed with the Commission on May 2,
              1997).
       *10.15 Computer Services Agreement dated February 4, 1997 between the
              Registrant and Affiliated Computer Services, Inc. (incorporated by reference from Exhibit 10.25 of Annual Report on Form 10-K of the Registrant as filed with the Commission on May 2, 1997).
       *10.16 Second Amendment dated May 23, 1997 to Loan and Security Agreement dated June 4, 1996 between the Registrant and Bank Boston, N.A. (f/k/a The First National Bank of Boston) ("BankBoston") (incorporated by reference from Exhibit 10.26 of Quarterly Report on Form 10-Q of the Registrant as filed with the Commission on September 12, 1997).
       *10.17 Non-Qualified Employee Stock Option Agreement dated January 31,
              1998 between the Registrant and each of Alan R. Schlesinger, Loren
              R. Rothschild, Debbie A Brownfield, E.H. Bulen and Gary A. Grossblatt.(1)
       *10.18 Lamonts Apparel, Inc. 1998 Stock Option Plan.(1)
       *10.19 Amended and Restated Employment Agreement dated January 31, 1998 between the Registrant and Alan R. Schlesinger.(1)
       *10.20 Amended and Restated Employment Agreement dated January 31, 1998 between the Registrant and Loren R. Rothschild.(1)
       *10.21 Amended and Restated Debtor in Possession and Exit Financing Loan
              Agreement dated September 26, 1997 among the Registrant, certain financial institutions and Bank Boston, as agent (incorporated by reference from Exhibit 10.27 of Quarterly Report on Form 10-Q of the Registrant as filed with the Commission on December 16, 1997).
       *10.22 Grant of Registration Rights dated January 31, 1998 among the
              Company and the parties listed on the signature pages thereto. *10.23 Form of Indemnification Agreement dated January 31, 1998 between the Registrant and each of Alan R. Schlesinger, Loren R. Rothschild, Debbie A. Brownfield, E.H. Bulen, Gary A. Grossblatt, Paul M. Buxbaum, Stanford Springel and John J. Wiesner.(1)
       *10.24 First Amendment dated January 8, 1998, to Amended and Restated
              Debtor in Possession and Exit Financing Loan Agreement dated September 26, 1997 among the Registrant, certain financial institutions and BankBoston, as agent. (incorporated by reference from Exhibit 10.24 of Quarterly Report on Form 10-Q of the Registrant as filed with the Commission on December 16, 1998).
       *10.25 Second Amendment dated April 1, 1998, to Amended and Restated
              Debtor in Possession and Exit Financing Loan Agreement dated September 26, 1997 among the Registrant, certain financial institutions and BankBoston, as agent. (incorporated by reference from Exhibit 10.25 of Quarterly Report on Form 10-Q of the Registrant as filed with the Commission on December 16, 1998).
       *10.26 Third Amendment dated September 23, 1998, to Amended and Restated
              Debtor in Possession and Exit Financing Loan Agreement dated September 26, 1997 among the Registrant, certain financial institutions and BankBoston, as agent. (incorporated by reference from Exhibit 10.26 of Quarterly Report on Form 10-Q of the Registrant as filed with the Commission on December 16, 1998).
       *10.27 Fourth Amendment dated April 13, 1999 to Amended and Restated
              Debtor in Possession and Exit Financing Loan Agreement dated September 26, 1997 among the Registrant, certain financial institutions and BankBoston, as agent. (incorporated by reference from Exhibit 10.19 of Annual Report on Form 10-K of the Registrant as filed with the Commission on April 30, 1999).
       *10.28 Amended and Restated Employment Agreement dated April 19, 1999 between the Registrant and Alan R. Schlesinger (incorporated by reference from Exhibit 10.11 of Annual Report on Form 10-K of the Registrant as filed with the Commission on April 30, 1999). (1)

       *10.29 Amended and Restated Employment Agreement dated April 19, 1999 between the Registrant and Loren R. Rothschild (incorporated by reference from Exhibit 10.12 of Annual Report on Form 10-K of the Registrant as filed with the Commission on April 30, 1999). (1)
       *10.30 Form of Employment Agreement dated April 19, 1999 between the
              Registrant and Debbie A. Brownfield, E.H. Bulen and Gary A. Grossblatt (incorporated by reference from Exhibit 10.20 of Annual Report on Form 10-K of the Registrant as filed with the Commission on April 30, 1999). (1)
       *10.31 Fifth Amendment dated July 9, 1999 to Amended and Restated Debtor in Possession and Exit Financing Loan Agreement dated September 26, 1997 among the Registrant, certain financial institutions and BankBoston, as agent.
       *10.32 Sixth Amendment dated July 31, 1999 to Amended and Restated Debtor in Possession and Exit Financing Loan Agreement dated September 26, 1997 among the Registrant, certain financial institutions and BankBoston, as agent.
        10.33 Seventh Amendment dated October 13, 1999 to Amended and Restated Debtor in Possession and Exit Financing Loan Agreement dated September 26, 1997 among the Registrant, certain financial institutions and BankBoston, as agent.
        *18.1 Letter re change in accounting principle (incorporated by reference from Exhibit 18.1 of Quarterly Report on Form 10-Q of the Registrant as filed with the Commission on June 15, 1999).
        *21.1 Subsidiaries of the Registrant (incorporated by reference from Exhibit 22 of Registration Statement No. 33-68720 of the Registrant, initially filed with the Commission on September 14,
              1993).
        *23.1 Consent of PricewaterhouseCoopers LLP.
        *23.2 Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in their opinion filed as Exhibit 5.1).
        *23.3 Consent of Deloitte & Touche LLP
        *24.1 Power of Attorney.

         All other exhibits have been omitted since the required information is not present or not present in amounts sufficient to require submission of schedules, or because the information required is included in the financial statements and related notes.

         Where an exhibit is denoted as intentionally omitted, the agreement referred to is an exhibit no longer in effect.

-----------
 *       Previously filed.

(1) Management contracts and/or compensatory plans required to be identified specifically as responsive to Item 601(b)(10)(iii)(A) of Regulation S-K.